UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 21, 2008

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AMBIENT CORPORATION

(Exact name of registrant as specified in its charter)

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Delaware	0-23723	98-0166007
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

79 CHAPEL STREET, NEWTON,

MASSACHUSETTS, 02458]

(Address of Principal Executive Office) (Zip Code)

(617)- 332-0004

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 21, 2008, Ambient Corporation (the “Company”) and Vicis Capital Master Fund (the "Vicis") entered into a Debenture Amendment Agreement (the “Debenture Amendment Agreement”), pursuant to which Vicis invested in the Company an additional $8 million. In consideration of Vicis’ investment, the Company agreed to reduce the conversion price on the Company’s Senior Secured Convertible Promissory Notes (the “Notes”) in the aggregate principal amount of $12,500,000, which Notes were previously issued to Vicis, from $0.035 per share to $0.015 per share. The parties also agreed under the Debenture Amendment Agreement that, in the event that on the trading day immediately preceding June 1, 2009, the closing per share price of the common stock, par value $0.001 of the Company (the “Common Stock”) is less than $0.10, then the per share conversion price with respect to any amount then outstanding under the Notes would automatically immediately be further adjusted to $0.010.

Also in consideration for Vicis’s investment, the parties agreed under the Debenture Amendment Agreement to amend the terms of all the warrants to purchase up to 475,476,191 shares of Common Stock previously issued by the Company to Vicis (the “Warrants”). The parties agreed to remove all conversion caps from the Warrants, which were contractual provisions that prevented Vicis from exercising an amount of such warrants to the extent that Vicis would beneficially own (i) greater than 4.99% of the outstanding Common Stock, and (ii) greater than 9.99% of the outstanding Common Stock.

In addition, Vicis agreed to waive, until further notice, the Company’s obligation to file on or before December 15, 2008 a resale registration statement with respect to the shares of Common Stock underlying the Notes and the Warrants. Vicis also agreed to not sell, through May 31, 2009, any shares of the Company’s Common Stock.

The financing was completed through a private placement and is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering and Rule 506 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.  In claiming the exemption under Section 4(2), the Company relied in part on the following facts: (1) the offers and sales involved one existing investor; (2) the investor had access to information regarding the Company, including that a principal of the investor serves on the board of directors of the Company; (3) the investor represented that it (a) had the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in the Company; (b) was able to bear the economic risk of an investment in the Company; (c) acquired the shares for its own account in a transaction not involving any general solicitation or general advertising, and not with a view to the distribution thereof; and (4) a restrictive legend was placed on each certificate or other instrument evidencing the shares.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Contemporaneous with the transaction described above under Item 1.01, on November 24, 2008, the Company issued 464,365,080 shares of its Common Stock to Vicis upon its exercise of all outstanding Warrants held by Vicis. Vicis exercised the Warrants through a combination of ’cashless exercises” as well as for “cash exercises”. The Company received cash proceeds of $242,142.86 from the ‘for cash exercise’ of part of the Warrants. Following the issuance of the shares of the Company’s common stock upon exercise of the Warrants, the Company has outstanding 718,980,784 shares of its Common Stock. The issuance of the Common Stock was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and Rule 506 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Pursuant to the transaction described in Item 3.02 herein, Vicis has acquired control of the Company. Prior to the transaction, the Company had 2,000,000,000 shares of Common Stock authorized, of which 254,615,704 shares were issued and outstanding. After the transaction described in Item 3.02, Vicis owns an aggregate of 464,365,080 shares of the Company's Common Stock, or approximately 65% of the 718,980,784 shares of Common Stock issued and outstanding. In addition, if the entire outstanding principal amount of the Notes referred to above were immediately converted by Vicis into Common Stock of the Company, it could result, following the transaction described in Item 1.01, in the issuance of an additional 833,333,333 shares of the Company's Common Stock to Vicis. If these shares are issued to Vicis, Vicis will hold a total of 1,297,698,413 shares of the Company's Common Stock or approximately 84% of the 1,552,314,117 shares of Common Stock issued and outstanding. The Notes contain conversion caps that prevent Vicis from converting an amount of such Notes to the extent that Vicis would beneficially own (i) greater than 4.99% of the outstanding Common Stock, and (ii) greater than 9.99% of the outstanding Common Stock. The Notes, however, allow Vicis to waive each of these conversion caps upon 61 days’ prior notice and thereby obtain the ability to convert each such Note without the limitation imposed by the applicable conversion cap.

The funds used by Vicis for purposes of effecting the transactions described herein were capital contributions made available to Vicis from its investors for investment purposes pursuant to the terms of its organizational documents.

Mr. Shad Stastney, one of the principals of Vicis Capital LLC, the investment advisor to Vicis, is a member of the Company’s board of directors.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS.

(d)

Exhibits.

Exhibit	Description
EX 10.1	Debenture Amendment Agreement dated as of November 21, 2008 between Ambient Corporation and Vicis Capital Master Fund
EX - 99.1	Press Release issued November 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMBIENT CORPORATION

By:	/s/ JOHN JOYCE
John Joyce Chief Executive Officer

Date: November 24, 2008

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